Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

TEGAL CORPORATION, A DELAWARE CORPORATION,

ALCATEL MICRO MACHINING SYSTEMS,
A FRENCH CORPORATION,

AND

ALCATEL LUCENT,
A FRENCH CORPORATION,

DATED

SEPTEMBER 2, 2008

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”), is dated as of September 2, 2008, by and among Tegal Corporation, a Delaware corporation (“Buyer”), Alcatel Micro Machining Systems, a French corporation (“AMMS”), and Alcatel Lucent, a French corporation (“Alcatel” and together with AMMS, “Sellers”, and each a “Seller”).  Buyer and Sellers are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Sellers are conducting, inter alia, activities related to the Business (as this term is defined herein);

WHEREAS, Buyer has conducted a due diligence review of the Business and related assets and has attended various presentations of the management regarding this Business and carried out site visits;

WHEREAS, Sellers desire to sell, and Buyer desires to purchase, certain assets used in the Business on the terms and conditions set forth in this Agreement;

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings set forth in Article IX hereof.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, agreements, terms and conditions contained herein, the parties hereto do hereby agree as follows:

ARTICLE I

SALE; CLOSING

1.1 Transfer of Assets by AMMS.  Subject to the terms and conditions set forth in this Agreement, AMMS will sell, assign, transfer and deliver to Buyer free and clear of all Encumbrances, except for Permitted Encumbrances, the following:

(a) The assets listed on Section 1.1(a) of Seller Disclosure Schedule;

(b) The research and development and demonstration equipment listed on Section 1.1(b) of Seller Disclosure Schedule;

(c) The Intellectual Property, other than Patents and trademarks containing the name Alcatel, that is exclusively used or held for use for the operation of the Business with respect to the AMMS Products, all of which is listed on Section 1.1(c) of Seller Disclosure Schedule (the “AMMS Intellectual Property,” and together with the Alcatel Assets, “Business Intellectual Property”).

(d) All of AMMS’ rights and interests in any documents, files, records, databases and electronic systems containing customer information, product documentation, marketing information and other commercial information pertaining to the Assets, the AMMS Products and the operation of the Business, except to the extent which such rights and interests constitute Business Intellectual Property (“Business Documentation”); and

(e) All of the copyrights included in the AMMS Intellectual Property held by the Sellers, for the duration of the legal protection provided by U.S., French or other foreign legislations and foreign agreements (and any extensions thereof), with the right of Buyer to represent, copy, modify and adapt, by any and all means, known or unknown, such copyrights ((a) through (e), collectively referred to as the “AMMS Assets”).

1.2 Alcatel Assets.  Subject to the terms and conditions set forth in this Agreement and the Intellectual Property Agreement, Alcatel will sell, assign, transfer and deliver to Buyer free and clear of all Encumbrances, except for Permitted Encumbrances, all Patents exclusively used or held for use in the operation of the Business with respect to the AMMS Products, all of which Patents are listed on Section 1.2 of the Seller Disclosure Schedule (the “Alcatel Assets” and together with the AMMS Assets, the “Assets”).

1.3 Assets Not Transferred

.  Buyer and Sellers acknowledge and agree that no Seller is selling, conveying, transferring, delivering or assigning any rights whatsoever to the Excluded Assets to Buyer, and Buyer is not purchasing, taking delivery of or acquiring any rights whatsoever to the Excluded Assets from any Seller.

1.4 Alcatel Micro Machining Systems Mark and Logo.  Subject to the terms and conditions set forth in this Agreement and the Trademark License Agreement, Alcatel will grant to Buyer the right to use the name and logo “Alcatel Micro Machining Systems” as a mark in connection with the Business.

1.5 Assignment and Assumption of Certain Liabilities

.  On the Closing Date, each Seller shall sell, assign, transfer, convey and deliver to Buyer, as of the Closing Date, all of such Seller’s right, title and interest in and to the Assumed Liabilities.  On the Closing Date, Buyer shall assume and agree to observe and perform all of each Seller’s duties, obligations, terms, provisions and covenants of, and to pay and discharge when due, all of each Seller’s right, title and interest in and to the Assumed Liabilities sold, assigned, transferred, conveyed or delivered to Buyer.

1.6 Non-Assumption of Excluded Liabilities.  Except for the Assumed Liabilities, Buyer shall not assume, shall not take subject to and shall not be liable for, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, of any Seller or any Affiliate thereof (the “Excluded Liabilities”).  Without limiting the generality of the prior sentence, Excluded Liabilities shall include, without limitation:

(a) All Indebtedness of any Seller;

(b) All liabilities related directly or indirectly to any Seller’s indemnification obligations in existence as of the Closing Date;

(c) All liabilities resulting from Actions and Orders affecting or related to any Seller or arising out of or related to the conduct of the Business prior to the Closing Date, including, without limitation, those actual, pending and threatened Actions set forth in Section 3.10 of Seller Disclosure Schedule;

(d) All liabilities arising out of or relating to the Excluded Assets;

(e) All liabilities of any Seller or its Affiliates, or otherwise imposed on the Assets or with respect to the Business, in respect of any Tax, including without limitation (i) any liability of any Seller or its Affiliates for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise, and (ii) any Property Taxes or Business Taxes (taxe professionnelle);

(f) All liabilities and obligations resulting from, relating to or arising out of any former operations of the Business (including without limitation any former property or facility owned or leased by any Seller) that have been discontinued or disposed of prior to the Closing Date or any existing or remaining operations of Seller on or after the Closing Date;

(g) All liabilities arising from defects in products manufactured or from services performed by or on behalf of any Seller on or prior to the Closing Date;

(h) Any liabilities of any Seller to any holders of the Equity Securities of such Seller, including, without limitation, any Indebtedness to any holders of the Equity Securities of such Seller;

(i) All liabilities and obligations (including, without limitation, liabilities for compensation, wages, bonuses, sales commissions, licensing commissions, vacation time and vacation pay, pay in lieu of vacation, severance pay and benefits or liabilities under any Plans of a Seller or for any claim of unfair labor practice or under state, foreign or local unemployment compensation or worker’s compensation Laws) relating to current or former employees of any Seller or under any employment agreement to which any Seller is a party;

(j) All liabilities and obligations of any Affiliate of any Seller;

(k) All debts, liabilities or obligations whatsoever, that do not arise out of or relate to the Business or that do not otherwise arise out of or relate to the Assets; and

(l) All debts, liabilities and obligations whatsoever (including, without limitation, liabilities for payment of sale commissions or ongoing monthly maintenance commissions) due as of the Closing Date.

1.7 Purchase Price.

(a) Subject to the terms and conditions set forth in this Agreement, Buyer agrees to purchase and acquire the Assets from Sellers for a purchase price of five million dollars (US$5,000,000), payable to AMMS as set forth in Section 1.7(b) below (in the aggregate, the “Purchase Price”).

(b) The Purchase Price shall be payable on the Closing Date as follows:

(i) One million dollars (US$1,000,000) shall be payable by means of a cash payment by Buyer by wire transfer of immediately available funds to an account designated by Sellers; and

(ii) a number of shares of Buyer Common Stock (“Delivered Shares”) equal to the quotient of (x) $4,000,000 divided by (y) the average of the closing sales prices of Buyer Common Stock as reported on the Nasdaq Capital Market on the five (5) consecutive trading days immediately prior to (but excluding) the Closing Date shall be delivered to AMMS (either by delivery of physical stock certificate in the name of AMMS or as otherwise agreed to by the Parties).

(iii) Buyer shall assume the Assumed Liabilities.

(c) Sellers shall qualify as goods exporters for VAT purposes in relation to the transfer of the Assets and shall take all steps necessary to ensure that the delivery of the Assets to Buyer is treated as a dispatch or transportation of goods outside the European Community that is exempt from any VAT.

(d) The Purchase Price is exclusive of any customs duties in relation to the import of the Assets into the United States. Should any customs duties apply, they shall be paid by Buyer in addition to the Purchase Price.

(e) Subject to the penalties provided in Article 1837 of the French General Tax Code, Seller and Buyer represent that the Purchase Price specified herein is the entirety of the agreed price.  They acknowledge that they have been informed of the penalties which would be incurred in the event that this declaration is proven to be false and expressly undertake that this Agreement shall not be amended by any side letter increasing the Purchase Price.  The Parties acknowledge and declare that they have agreed exclusively between themselves on the amount of the Purchase Price.

1.8 Transfer Taxes; Closing Costs.

(a) Sellers and Buyer shall each bear and timely pay 50% of all transfer, documentary, sales, use, valued-added, gross receipts, stamp, registration and other similar transfer Taxes, and all recording or filing fees, notarial fees and other similar costs of Closing, that may be imposed, payable, collectible or incurred (“Transfer Taxes”), in connection with the transfer and sale of the Assets as contemplated by the terms of this Agreement.  Sellers will, at Sellers’ expense, file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes and shall file such Tax Returns within the time prescribed by applicable Law, and Buyer will join in the execution of any such Tax Returns and other documentation.  Sellers shall provide Buyer with evidence satisfactory to Buyer that such Transfer Taxes have been timely paid by Sellers.  Buyer shall pay the fees and costs of recording or filing all applicable conveyancing instruments described in Section 1.12(a).  For the avoidance of doubt, if any Transfer Taxes are required to be paid by Buyer, Buyer shall be obliged to remit such sum in cash to Seller in addition to the Purchase Price.

(b) All Transfer Taxes incurred in connection with the transfer of the Delivered Shares as contemplated by the terms of this Agreement shall be borne and timely paid by Sellers.  Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes and shall file such Tax Returns within the time prescribed by applicable Law, and Buyer will join in the execution of any such Tax Returns and other documentation.  Sellers shall provide Buyer with evidence satisfactory to Buyer that such Transfer Taxes have been timely paid by Sellers.  Sellers shall pay the fees and costs of recording or filing all applicable conveyancing instruments described in Section 1.12(a).

1.9 Allocation of the Purchase Price.

(a) The Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under the Code), shall be allocated among the Assets and the covenants of Sellers under Article VII of this Agreement as set forth in a schedule (the “Allocation Schedule”) (the allocation set forth on the Allocation Schedule, the “Allocation”).  The Allocation shall, to the extent applicable, be prepared in accordance with Section 1060 of the Code and corresponding provisions of U.S. state and local Tax Law. The Allocation Schedule shall be agreed to by the parties no later than the Closing Date.

(b) If the Purchase Price is adjusted pursuant to Section 4.4(d), the Allocation shall be adjusted as mutually agreed by Buyer and Sellers.

(c) Buyer and Sellers shall file all applicable Tax Returns consistent with the Allocation.  Neither Buyer nor any Seller shall take any Tax position inconsistent with such Allocation and neither Buyer nor any Seller shall agree to any proposed adjustment to the Allocation by any Taxing authority without first giving the other party prior written notice; provided, however, that nothing contained herein shall prevent Buyer or any Seller from settling any proposed deficiency or adjustment by any Taxing authority based upon or arising out of the Allocation, and neither Buyer nor any Seller shall be required to litigate before any court any proposed deficiency or adjustment by any taxing authority challenging such Allocation.

1.10 Withholding.  All sums payable by Buyer to Sellers under this Agreement shall be paid free and clear of all deductions, withholdings, set-off or counterclaims whatsoever except as may be required by Law.

1.11 The Closing.  The Closing of the transactions provided for in this Agreement shall be held in Menlo Park, California, at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California at 10:00 a.m. on the tenth business day following satisfaction or waiver of the conditions set forth in Article V (other than those conditions that by their nature must be satisfied on the date of the Closing) or at such other time and place as the parties may agree (the “Closing Date”).

1.12 Conveyances and Deliveries at the Closing.

(a) Deliveries by Sellers.  On the Closing Date, each Seller shall deliver or cause to be delivered to Buyer the following:

(i) the Ancillary Agreements to which such Seller is a party;

(ii) a bill of sale issued by AMMS to Buyer, substantially in the form of Exhibit A hereto duly executed by AMMS;

(iii) for the Alcatel Assets, a duly executed Assignment of Patent Rights in substantially the same form as set forth in Schedule C to the Intellectual Property Agreement;

(iv) such other instruments of transfer reasonably requested by Buyer to transfer to and vest in Buyer all of such Seller’s right, title and interest in and to the Assets;

(v) evidence reasonably satisfactory to Buyer of all Approvals from third parties as are required to consummate the transactions contemplated hereby; and

(vi) such other documents and instruments as are required pursuant to this Agreement or as may reasonably be requested by Buyer or its counsel.

(b) Deliveries by Buyer.  On the Closing Date, Buyer shall deliver or cause to be delivered the following:

(i) the Ancillary Agreements;

(ii) the payment required by Section 1.7(b)(i);

(iii) the payment required by Section 1.7(b)(ii);

(iv) the bill of sale referred to in Section 1.12(a)(ii), duly executed by Buyer; and

(v) such other documents and instruments as are required pursuant to this Agreement or as may reasonably be requested by AMMS or its counsel.

(c) Physical Delivery of Tangible Assets.  At Buyer’s risk and expense, tangible Assets shall be physically delivered to Buyer’s designated destination within a reasonable period of time upon Seller’s receipt of written instructions to Sellers indicating the destination and reasonable timing of delivery.  To the extent not actually delivered on the Closing Date, Sellers shall effect physical delivery of the tangible assets included in the Assets to Buyer by providing Buyer with physical access to the locations of such Assets.

(d) Form of Documents.  To the extent that a form of any document to be delivered hereunder is not attached as an exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Buyer.

(e) Lock-up; Securities Laws Restrictions; Legend.

(i) Subject to Section 1.12(e)(ii), each Seller acknowledges and agrees that the Delivered Shares shall be subject to restrictions on transfer (the “Lock-up”) and no Delivered Shares shall be sold, transferred, pledged, assigned, disposed of or encumbered except as follows:

(A) Upon the first anniversary of the Closing Date, one-third (1/3) of the Delivered Shares shall be released from the Lock-up and may be sold, transferred, pledged, assigned, disposed of or encumbered in accordance with applicable federal, state and foreign securities Laws;

(B) Upon the second anniversary of the Closing Date, an additional one-third (1/3) of the Delivered Shares shall be released from the Lock-up and may be sold, transferred, pledged, assigned, disposed of or encumbered in accordance with applicable federal, state and foreign securities Laws;

(C) Upon the earlier of (x) the third year anniversary of the Closing Date and (y) the termination, by mutual agreement of the Parties, of the obligations under Section 4.13 the final one-third (1/3) of the Delivered Shares shall be released from the Lock-up and may be sold, transferred, pledged, assigned, disposed of or encumbered in accordance with applicable federal, state and foreign securities Laws.

(ii) Notwithstanding Section 1.12(e)(i), any Seller may transfer Delivered Shares to another member of the Alcatel Lucent Group, including without limitation, in connection with a merger, consolidation, restructuring or other business combination involving any Seller and any other member of the Alcatel Lucent Group; provided that such transfer is effected in accordance with applicable federal, state and foreign securities Laws.

(iii) Upon issuance at Closing, each certificate representing Delivered Shares shall bear a legend stating:

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS AND THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SALE AND TRANSFER IS EFFECTIVE UNDER THE SECURITIES ACT OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT, AND IF THE ISSUER REQUESTS, AN OPINION SATISFACTORY TO THE ISSUER TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.

(iv) Upon issuance at Closing, each certificate representing Delivered Shares shall bear a legend stating:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A CONTRACTUAL LOCK-UP PERIOD PURSUANT TO THAT CERTAIN ASSET PURCHASE AGREEMENT BY AND AMONG THE ISSUER, ALCATEL MICRO MACHINING SYSTEMS AND ALCATEL LUCENT, IN ACCORDANCE WITH AND SUBJECT TO SUCH LOCK-UP PERIOD, SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED, DISPOSED OF, ENCUMBERED OR ASSIGNED AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, TRANSFER, PLEDGE, DISPOSAL, ENCUMBRANCE OR ASSIGNMENT, EXCEPT AS PERMITTED THEREUNDER. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH ITS TRANSFER AGENT) WITH RESPECT TO SUCH SECURITIES THAT ARE NO LONGER BOUND BY THE LOCK-UP PERIOD.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

2.1 Organization and Related Matters.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Buyer has all necessary corporate power and authority to carry on its business as now conducted.  Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.

2.2 Authorization.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Buyer and by all other necessary corporate action on the part of Buyer.  This Agreement has been, and each of the Ancillary Agreements, upon execution thereof by Buyer, shall be, duly executed and delivered by Buyer and constitutes or will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally.

2.3 No Conflicts.  The execution, delivery and performance of this Agreement and each of the Ancillary Agreements by Buyer will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise or require any Approval under (a) the charter documents or by-laws of Buyer, (b) any Law to which Buyer is subject (provided that appropriate regulatory Approvals are received as contemplated by Section 4.3), or (c) any material Contract to which Buyer is a party.

2.4 No Brokers or Finders.  No agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or such transactions.

2.5 Legal Proceedings.  There is no Order or Action pending or to the Knowledge of Buyer, threatened against Buyer that individually or when aggregated with one or more other Orders or Actions has or might reasonably be expected to have a material adverse effect on Buyer’s ability to perform this Agreement.

2.6 No Registration.  Assuming that the representations and warranties of Sellers in Article III are true and correct, no registration of the Delivered Shares under the Securities Act is required in connection with the issuance of the Delivered Shares by Buyer to AMMS as contemplated by this Agreement.

2.7 Broker’s Fees.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

2.8 Delivered Shares.  The Delivered Shares shall be validly issued, fully paid and nonassessable shares of Buyer’s Common Stock and the holder of the Delivered Shares shall be afforded the rights and benefits appurtenant thereto as set forth in the charter documents or by-laws of Buyer.

2.9 SEC Filings

.  Each form, report and statement required to the filed by Buyer with the SEC (the “Buyer SEC Documents”) was filed in a timely manner and was prepared in all material respects in accordance with applicable securities Law and Buyer has not received any notice from the SEC that any matter in respect of Buyer SEC Documents is currently the subject of any review, inquiry or investigation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, jointly and severally, represent and warrant to Buyer as follows:

3.1 Organization, Subsidiaries, etc.  Each Seller is a corporation and is duly organized, validly existing and in good standing under the Laws of France.  Each Seller has the necessary power and authority to execute, deliver and perform this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.   AMMS is an indirect wholly-owned Subsidiary of Alcatel.

3.2 Authorization.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Seller is a party by such Seller and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of such Seller and by all necessary actions of such Seller’s stockholders or other equityholders.  The execution, delivery and performance of this Agreement and the applicable Ancillary Agreements by such Seller and the consummation by such Seller of the transactions contemplated hereby and thereby are duly and validly authorized by all necessary corporate or other action on the part of such Seller.  This Agreement has been, and each of the applicable Ancillary Agreements, upon execution thereof by such Seller, shall be, duly executed and delivered by such Seller and constitutes or will constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally.

3.3 Absence of Certain Changes or Events.  Since May 31, 2008, there has not been any:

(a) Revaluation by any Seller of any of the Assets, including without limitation writing down the value of goodwill or inventory or writing off notes or accounts receivable;

(b) Destruction or Loss (whether or not covered by insurance) materially adversely affecting the Assets;

(c) Amendment, cancellation or termination of any Contract, commitment, agreement, transaction or Permit relating to the Assets or entry into any Contract, commitment, agreement, transaction or Permit which is not in the ordinary course of business, including without limitation any employment or consulting agreements;

(d) Mortgage, pledge or other encumbrance of any Assets, except purchase money mortgages arising in the ordinary course of business;

(e) Sale, assignment or transfer of any of the Assets, other than in the ordinary course of business;

(f) Existence of any other event or condition which in any one case or in the aggregate has or might reasonably be expected to have a material adverse effect on the Assets; or

(g) Agreement by any Seller to do any of the things described in the preceding clauses (a) through (f) other than as expressly provided for herein.

3.4 No Conflicts.  Except as set forth in Section 3.4 of Seller Disclosure Schedule the execution and delivery of this Agreement and each of the Ancillary Agreements by the applicable Seller(s) and the consummation of the transactions contemplated hereby and thereby will not (a) violate the provisions of, or constitute a breach or default (or any act or event which would constitute a breach or default but for the lapse of time or absence of notice of such breach or default), or result in the creation or vesting of any payment or other right of any Person, under (i) the charter documents or by-laws (or similar governing documents) of any Seller, (ii) to the Sellers’ knowledge, any Law to which any Seller or any of the Assets is subject (provided that all required regulatory Approvals are received as contemplated by Section 4.3), or (iii) any Contract to which any of the Assets is subject or (b) result in the imposition of any Encumbrance against any of the Assets.

3.5 Consents, etc.  Section 3.5 of Seller Disclosure Schedule lists all Permits, Orders and Approvals of any Governmental Entity or any other Person required to be obtained by any Seller in order to execute and deliver this Agreement and consummate the transactions contemplated hereunder.  Each Seller has obtained all such Permits, Orders and Approvals necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.  To the Knowledge of Sellers, none of the Assets fall within the scope of Article L. 151-3 of the French Code Monétaire et Financier dealing with foreign investments in France, and accordingly, this transaction is not subject to the prior authorization of any French Governmental Entities pursuant to the same regulation.

3.6 Government Authorizations and Compliance with Laws.

(a) Section 3.6(a) of Seller Disclosure Schedule contains a complete and accurate list of all Permits held by AMMS which are the only Permits necessary for AMMS to operate the Assets as they were operated until the Closing.  AMMS is not in Default, nor has it received any notice of any claim of Default, with respect to any such Permit.

(b) Except as set forth in Section 3.6(b) of Seller Disclosure Schedule, the Assets has been operated at all times in compliance with all applicable Laws and Orders.  Except as set forth in Section 3.6(b) of Seller Disclosure Schedule, for the last five (5) years no notice has been received by any Seller and no investigation or review is pending or, to the Knowledge of Sellers, threatened by any Governmental Entity with respect to (i) any alleged violation by AMMS of any Law or (ii) any alleged failure to have any Permit required in connection with the operation of the Assets.  Except as set forth in Section 3.6(b) of Seller Disclosure Schedule, neither Seller has conducted any internal investigation concerning any alleged violation of any Law applicable to AMMS or the Assets (regardless of the outcome of such investigation) on the part of AMMS or any of its Affiliates or any of its Representatives.

3.7 Tax Matters.  Except to the extent a breach of any of the following could not give rise to an Encumbrance on the Assets, adversely affect the Business, or result in a liability of Buyer or its Affiliates for Taxes:

(a) each Seller has timely filed (taking into account any extensions of time for such filings that have been properly and timely requested by such Seller) all Tax Returns that were required to be filed;

(b) All such Tax Returns are complete and accurate in all material respects;

(c) All Taxes owed by each Seller (whether or not shown on any Tax Return) have been paid;

(d) No Seller is currently the beneficiary of any extension of time within which to file any Tax Return;

(e) No claim has ever been made by an authority in a jurisdiction in which a Seller does not file Tax Returns that such Seller is or may be subject to taxation by that jurisdiction;

(f) There are no pending or, to the Seller’s Knowledge, threatened audits, investigations, disputes, notices of deficiency, claims or other Actions for or relating to any Liability for Taxes of any Seller; or

(g) No Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

3.8 Title to and Condition of Properties; Absence of Liens and Encumbrances, etc.; Sufficiency of Assets.

(a) Title to Properties; Absence of Liens and Encumbrances, etc.  Each of AMMS and Alcatel has good and marketable title (or valid leasehold interests in all properties held under lease) to all AMMS Assets or Alcatel Assets, respectively, in each case free and clear of all Encumbrances, except for Permitted Encumbrances, and all such Assets conform in all material respects to all applicable Laws relating to their construction, use and operation.  Each Seller has all rights, power and authority to sell, convey, assign, transfer and deliver its respective Assets to Buyer in accordance with the terms of this Agreement.

(b) Condition of Properties.  All Assets are insured to the extent and in a manner customary in Sellers’ industry.  Such Assets include all Permits or other rights required by Law or appurtenant thereto.  All AMMS Assets are in a good state of maintenance and repair (except for ordinary wear and tear).

(c) Notwithstanding the foregoing, this Section shall not apply to Intellectual Property (which is covered by Section 3.11).

3.9 Principal Customers and Suppliers.  Section 3.9 of Seller Disclosure Schedule lists the ten largest customers and ten largest suppliers of the Business, based upon dollar volume of business with AMMS during the fiscal year ended December 31, 2007 and the volume of business with each such customer or supplier.  Since December 31, 2007, no customer or supplier has suspended, terminated or materially reduced its business with AMMS, or indicated its intent to suspend, terminate or materially reduce its business with AMMS other than normal fluctuations in the ordinary course of business.  Section 3.9 of Seller Disclosure Schedule lists all customer Contracts that terminate in 2008 with the dates of termination of each.

3.10 Litigation.  Except as set forth in Section 3.10 of Seller Disclosure Schedule, there is no Order or Action pending or, to the Knowledge of Sellers, threatened (a) against any Seller or its respective directors or officers as such or affecting any of the Assets, (b) which seeks to prohibit, restrict or delay consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or any of the conditions to consummation of such transactions, or (d) in which AMMS is a plaintiff.  No Seller is in Default with respect to or subject to any Order, and there are no unsatisfied judgments against any Seller or the Assets.

3.11 Intellectual Property.

(a) The Business Intellectual Property and the Licensed Intellectual Property (as defined in the Intellectual Property Agreement) (collectively, the “Intellectual Property Rights”), are, as of the Closing Date, all the Intellectual Property owned or controlled by Sellers or their respective Affiliates used or held for use in the operation of the Business as being conducted as of the Closing Date with respect to the AMMS Products, and, to the Knowledge of the Alcatel Lucent Intellectual Property and Standards Group, the Bosch patent license is the only patent license under third party patent rights entered into by the Sellers specifically for the purpose of operating the Business.  Except as specifically set forth in Section 3.11(a) of Seller Disclosure Schedule, as of the Closing Date (1) AMMS owns the AMMS Intellectual Property, (2) Alcatel owns the Alcatel Assets, and (3) the Business Intellectual Property and Business Documentation are free of any Encumbrances, other than Permitted Encumbrances, and will be fully transferable.  Sellers or their respective Affiliates are up-to-date with the payment of all applicable fees associated with the filing and maintenance of the Business Intellectual Property that is filed as a patent application or issued patent (the “Registered Patented Business IP”), and have carried out all formalities necessary to ensure that the Registered Patented Business IP is validly registered in the name of the applicable Seller or its Affiliates as of the Closing Date.  Except as specifically set forth in Section 3.11(a) of Seller Disclosure Schedule, none of the Registered Patented Business IP has been found invalid or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding. Furthermore, Sellers have not received in the past three (3) years any written notice from any third party (other than a patent office, patent administration office, or any of Sellers’ patent counsels) explicitly stating that the Registered Patented Business IP may be invalid or unenforceable.

(b) Except as specifically set forth in Section  3.11(b) of the Seller Disclosure Schedule, there is not pending against the Sellers or any of their respective Affiliates any Action by any third party contesting the validity, enforceability, ownership, registration or use by the Sellers or any of their respective Affiliates of any Business Intellectual Property or alleging that the operation of the Business with respect to the AMMS Products has infringed, misappropriated, or otherwise violated any Intellectual Property of any third party, and to the Knowledge of the Alcatel Lucent Intellectual Property and Standards Group, no such Actions are threatened.  Except as set forth on Section 3.11(b) of the Seller Disclosure Schedule, to the Knowledge of the Alcatel Lucent Intellectual Property and Standards Group, the operation of the Business with respect to the AMMS Products has not infringed, misappropriated, or otherwise violated any Intellectual Property of any third party in the past three (3) years.   Except as set forth on Section 3.11(b) of the Seller Disclosure Schedule, to the Knowledge of the Intellectual Property and Standards Group, no third party is infringing, misappropriating, or otherwise violating any Business Intellectual Property.

(c) Except as set forth in Section 3.11(c) of the Seller Disclosure Schedule, Sellers have used commercially reasonable efforts to obtain assignments of ownership of the Business Intellectual Property from all employees and consultants of the Sellers who have contributed to the creation or development of the Business Intellectual Property.  Except as set forth in Section 3.11(c) of the Seller Disclosure Schedule, to the Knowledge of the Alcatel Lucent Intellectual Property and Standards Group, in the past three (3) years no written notice has been received by Sellers from an employee or consultant of a Seller claiming an ownership interest in the Business Intellectual Property created by such employee or consultant.  Sellers have taken commercially reasonable steps to protect the confidentiality and prevent disclosure of their trade secrets and other confidential and proprietary information contained within the Business Intellectual Property and Business Documentation.

(d) To the Knowledge of the Alcatel Lucent Intellectual Property and Standards Group, except for the non-exclusive licenses and rights granted in the Intellectual Property Agreement, and the non-exclusive licenses granted prior to the Closing Date to the licensees listed in Section 3.11(d) of the Seller Disclosure Schedule, no licenses under the Alcatel Assets for the manufacture, use or sale of the AMMS Products have been granted, other than (i) customary non-exclusive licenses entered into in the normal course of business by Sellers or any of their Affiliates (such as, but not limited to, customer agreements), or (ii) customary non-exclusive licenses for development purposes included in development collaboration agreements entered into by Sellers or any of their Affiliates.

3.12 Books and Records.  AMMS has made and kept (and given Buyer access to) Books and Records and accounts, which, in reasonable detail, fairly reflect in all material respects the activities, transactions and dispositions in relation with the Assets.

3.13 No Brokers or Finders.  No agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of any Seller or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or such transactions.

3.14 No Other Agreements to Sell the Assets.  No Seller nor any of its officers, directors, stockholders or Affiliates has any commitment or legal obligation, absolute or contingent, to any other Person other than Buyer to sell, assign, transfer, effect a sale of, or grant an exclusive license with respect to, any of the Assets (other than non-exclusive licenses of products or Intellectual Property in the ordinary course of business), to sell or effect a sale of the capital stock of such Seller, to effect any merger, consolidation, liquidation, dissolution or other reorganization of such Seller, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

3.15 Solvency.  Immediately prior to and immediately following the consummation of the purchase of the Assets by Buyer from Sellers as contemplated by this Agreement and the Ancillary Agreements, none of the Sellers have been, are or will be insolvent (en état de cessation de paiements) or subject to any safeguard, bankruptcy or insolvency proceedings, nor to any other proceedings with regard to the prevention or resolution of business difficulties nor in any situation likely to result in such proceedings.

3.16 Purchase Entirely for Own Account.  This Agreement is made with Sellers in reliance upon Sellers’ representation to Buyer, which by each Seller’s execution of this Agreement such Seller hereby confirms, that the Delivered Shares will be acquired for investment for AMMS’ own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and that AMMS has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act.  By executing this Agreement, AMMS further represents that it do not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Delivered Shares.  AMMS was not been formed for the specific purpose of acquiring the Delivered Shares.

3.17 Sellers Qualification.  Each Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, is experienced in evaluating companies such as Buyer, is able to fend for itself in transactions related to the acquisition of securities such as the ones contemplated by this Agreement, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its prospective investment in Buyer, and has the ability to bear the economic risks of the investment, including but not limited to the loss of its investment.  Each Seller understands that the offering and sale of such securities is being made in reliance on Rule 506 of Regulation D promulgated under the Securities Act based, in part, upon the representations, warranties and agreements contained in this Agreement.

3.18 Residence.  Each Seller’s principal office location is identified in the address of such Seller set forth in Section 8.2.

3.19 Labor Matters.  Sellers have informed and consulted, where necessary, relevant employee representatives prior to the signature of this Agreement.

3.20 Purchase Price.  No creditor of either Seller, nor any other third party, shall have the right to make a claim (opposition) against the Buyer in relation to the Purchase Price being paid to Sellers.

ARTICLE IV

COVENANTS AND AGREEMENTS

4.1 Expenses.  Each party hereto shall pay all of its own fees, costs and expenses (including, without limitation, those of advisors, financial advisors, lawyers or accountants) incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby.

4.2 Publicity.  No party hereto shall issue any press release or other public statement, with respect to the existence of this Agreement or the transactions contemplated hereby, except as may be required by Law (if so required, such press release or public statement shall be made only after consultation among the parties hereto), or as consented to by the parties.

4.3 Additional Agreements; Approvals; Consents.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees, both before and after the Closing, to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to confirm and further the effectiveness of, in the most expeditious manner practicable, the transfer of the Assets to Buyer and the other transactions contemplated by this Agreement. The actions contemplated by this Section 4.3 may include, but are not limited to:  (a) the procurement of any Approvals from all Governmental Entities and the making of any necessary registrations or filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an Approval from, or to avoid an action or proceeding by, any Governmental Entity, (b) giving all notices to, and making all registrations and filings with third parties, including without limitation submissions of information requested by Governmental Entities, (c) obtaining all necessary Permits required to be obtained under applicable Laws, (d) the defense of any Actions whether judicial or administrative, challenging this Agreement and the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (e) the execution and delivery of any additional instruments (including additional instruments conveying or assigning the Assets) necessary to consummate the transactions contemplated by this Agreement, (f) using commercially reasonable efforts to acquire the full ownership of the Designated Licensed Patent and, if successful, transfer the same to Buyer without further consideration pursuant to an assignment agreement substantially similar to the assignment agreement set forth on Schedule C to the Intellectual Property Agreement and (g) the fulfillment of all conditions to this Agreement.  Nothing in this Section 4.3 shall be considered a waiver by Buyer of any condition to Buyer’s obligation to consummate the transactions contemplated hereby or of any Seller’s obligations under any section of this Agreement to have obtained all necessary Approvals of any Governmental Entities or third parties prior to or on the Closing Date and Buyer expressly reserves all remedies hereunder relating to any breach by any Seller of any representation or warranty or covenant in respect hereof.  Notwithstanding the foregoing, Buyer shall not be required to agree to the divestiture of any asset or the modification of this Agreement in connection with the actions referred to in clause (a) or clause (b) above.

4.4 Books and Records; Tax Matters; Tax Returns.

(a) From and after the Closing Date, to the extent reasonably requested by any party hereto, each party hereto shall, and shall cause their respective Affiliates to, cooperate with and make available to the other party, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment), as well as, to the extent permitted by the applicable Laws and regulations, access to, and the cooperation of, the auditors of such party, retained and remaining in existence after the Closing which are necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, the preparation of Tax Returns, the making of any election relating to Taxes, any litigation or investigation or any other matter requiring any such Books and Records, information or employees, or access to such auditors, for any reasonable business purpose.  The party requesting any such Books and Records, information or employees, or access to such auditors, shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys’ fees, but excluding any reimbursement for salaries or benefits) reasonably incurred in connection with providing such Books and Records, information or employees, or access to such auditors.  Any information obtained pursuant to this Section 4.4 or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes shall be subject to Section 7.3.  Each of Buyer and Sellers shall retain all books and records with respect to Taxes pertaining to the Assets for a period of at least four (4) years following the Closing Date.

(b) To the extent not otherwise provided in this Agreement, Sellers shall be responsible for and shall promptly pay when due all Property Taxes or Business Tax (taxe professionnelle) levied with respect to the Assets attributable to the Pre-Closing Tax Period.  All Property Taxes or Business Tax (taxe professionnelle) levied with respect to the Assets for the Straddle Period shall be borne by Sellers.  Upon receipt of any bill for such Property Taxes or Business Tax (taxe professionnelle), Buyer shall present a statement to Sellers setting forth the amount of reimbursement to which Buyer is entitled under this Section 4.4(b) together with such supporting evidence.  Sellers shall pay such amount to Buyer within ten (10) days after delivery of such statement.  In the event that Buyer makes any payment for which it is entitled to reimbursement under this Section 4.4(b), Sellers shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which Buyer is entitled along with such supporting evidence as is reasonably necessary to set the amount of reimbursement.

(c) Sellers shall promptly notify Buyer in writing upon receipt by any Seller of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of any Seller that reasonably may be expected to relate to or give rise to a lien on the Assets or the Business.  Each of Buyer and Sellers shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation.

(d) Any payments made to any party pursuant to Article VI  shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and Sellers on their Tax Returns to the extent permitted by Law.

(e) Seller shall file with the Tax authorities, within the required time limits, a declaration for the sale of business resulting from the transfer of the Assets, pursuant to Article 201 of the French General Tax Code.  Such filing shall start the three-month period provided for by Article 1684 of the French General Tax Code.  Seller shall provide satisfactory evidence to Buyer that such filing has been made to the competent authorities within the aforementioned time limits and shall fully indemnify Buyer from any Damages that Buyer may suffer as a result of the provisions of Article 1684 of the French General Tax Code.

4.5 Notification of Certain Matters.  Sellers shall give prompt notice to Buyer, and Buyer shall give prompt notice to Sellers, after becoming aware of (a) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time and (b) any failure of Buyer or any Seller, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.  No such notification shall affect, or be deemed to cure any breach of, the representations, warranties, covenants and agreements of the parties or the conditions to their respective obligations hereunder.  The notification obligations of each party set forth in this Section 4.5 shall expire concurrently with the expiration of such party’s indemnification obligations set forth in Article VI herein.  Sellers shall also give prompt notice to Buyer of any Default, or any claim made by, or Action threatened or commenced against, any Seller.

4.6 Audit Assistance.  From and after the Closing Date, to the extent reasonably requested by Buyer in connection with (a) any audit of Buyer’s consolidated financial statements, (b) any separate presentation to be prepared by Buyer of the financial statements of the Business (including, without limitation, any such separate presentation of the Business as a “significant subsidiary” or a “business acquired” within the meaning of the accounting rules of the Securities and Exchange Commission), or (c) any presentation to be prepared by Buyer of the pro forma effects of Buyer’s acquisition of the Business, AMMS shall  (i) assist in the preparation of any such financial statements or pro forma presentation and (ii) provide any records and other information requested by Buyer in connection therewith  all at the cost and expense of Buyer.

4.7 Investigation by Buyer.  Subject to the Confidentiality Agreement, from the date hereof through the Closing Date, each Seller shall, and shall cause its Representatives to, afford the Representatives of Buyer and its affiliates complete access at all reasonable times to the Assets for the purpose of inspecting the same, and to the officers, employees, agents, attorneys, accountants, properties, Books and Records and Contracts of AMMS, and shall furnish Buyer and its Representatives all data and information as Buyer or its affiliates, through their respective Representatives, may reasonably request.

4.8 Conduct of Business.  From the date hereof through the Closing, each Seller shall not, except as specifically contemplated by this Agreement or as consented to by Buyer in writing:

(a) Enter into, extend, materially modify, terminate or renew any Transferred Contract or Licensed Right, except in the ordinary course of business;

(b) Sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Assets, or any interests therein, except in the ordinary course of business and, without limiting the generality of the foregoing, such Seller will produce, maintain and sell its products consistent with its past practices;

(c) Fail to maintain the Assets in substantially their current state of repair, excepting normal wear and tear or fail to replace consistent with such Seller’s past practice inoperable, worn-out or obsolete or destroyed Assets;

(d) Intentionally do any other act which would cause any representation or warranty of such Seller in this Agreement to be or become untrue in any material respect; or

(e) Enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

4.9 No Solicitation of Other Proposals.  Except as expressly permitted by the terms of this Agreement, each Seller shall not, directly or indirectly, take (and such Seller shall not authorize or permit any of its Representatives or, to the extent within such Seller’s control, other Affiliates to take) any action to (i) encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any Takeover Proposal, (ii) enter into any agreement with respect to any Takeover Proposal or enter into any agreement, arrangement or understanding requiring such Seller to abandon, terminate or fail to consummate the Asset Sale or any other transaction contemplated by this Agreement, or (iii) participate in any way in discussions or negotiations with, or furnish any information to, any Person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal.

4.10 Business Transition.

(a) AMMS will maintain a team of senior executives of AMMS (the “Transition Team”) at AMMS’ headquarters in Annecy, France, for the purpose of facilitating the transition of the Business to Buyer for a period of six (6) months after the Closing Date (the “Transition Period”). The Transition Team shall initially consist of the individuals named in Exhibit B attached hereto. Initial participation levels shall be set forth on Exhibit B attached hereto. Team membership and level of participation during the Transition Period may be changed by mutual agreement of the Parties.  AMMS shall also be allowed to replace any member of the Transition Team at its convenience in the event of temporary non-availability, dismissal for misconduct or resignation.  In such case, AMMS shall to the extent reasonably possible, provide for a replacement with equivalent experience and competencies.  Expenses related to the formation and maintenance of the Transition Team during the Transition Period, including, salaries, benefits, and overhead shall be borne solely by AMMS; provided, however, that travel, food and lodging outside France requested by Buyer shall be borne by Buyer.  Upon written notice to AMMS, Buyer shall have the right to extend the Transition Period (the “Extended Transition Period”) on a month-to-month basis for a period of no more than three (3) months beyond the expiration of the initial Transition Period.  Buyer shall bear the direct costs associated with the Transition Team during the Extended Transition Period, in accordance with the budget set forth in Exhibit B attached hereto. The budget is exclusive of VAT and any customs duties, which as the case may be, shall be borne by Buyer in addition to the budget.

(b) At Buyer’s request, AMMS shall provide sufficient facilities and personnel to Buyer to enable Buyer to perform applications and/or process development activities related to the Business for a period not to exceed three (3) months following the Closing Date.  Buyer shall bear the direct costs associated with any such applications and/or process development activities, including salaries, travel expenses and the consumables costs of such activities in accordance with the budget set forth in Exhibit C attached hereto.

4.11 Inventory.  Until the expiration of the rights and obligations under Section 4.13 of this Agreement, Buyer may purchase, as and when needed by Buyer, from AMMS’ existing inventory of subassemblies and systems, the initial list of which is stated in Exhibit D at a price equal to eighty percent (80%) of AMMS’ net book value of such inventory at the time of such purchase, as reported in AMMS’ most recent financial statements. This list will be updated by AMMS from time to time and provided in writing to Buyer.

4.12 Appointment of Director.  Until the later of (a) the termination, by mutual agreement of Buyer and AMMS, or expiration of the rights and obligations under Section 4.13 and (b) when the Alcatel Group beneficially owns, directly or indirectly, less than five percent (5%) of the Total Shares Outstanding of Buyer:

(a) Buyer shall take such actions as shall be necessary to cause a designee  (a “Designee”), who shall be an executive of AMMS or AVTF, to be appointed to Buyer’s board of directors, effective as of the Closing Date, to serve until the annual meeting of Buyer’s stockholders to be held in 2008. The initial Designee shall be Mr. Gilbert Bellini.

(b) Subject to fiduciary duties under applicable Law, Buyer shall take such actions as shall be reasonably necessary to cause a Designee to be nominated for election to Buyer’s board of directors at the annual meeting of Buyer’s stockholders to be held in 2008 and each subsequent annual meeting thereafter.

(c) AMMS shall have the right to remove such Designee at any time, by delivery of written notice to Buyer.  Buyer shall have the right to remove such Designee for cause in accordance with applicable Law.  In the case of a vacancy for any reason (including by reason of death, resignation, retirement or removal pursuant to the preceding sentence), the vacancy shall be filled with a replacement Designee selected by AMMS or AVTF and Buyer shall take such actions as shall be necessary to cause such replacement Designee to be appointed to Buyer’s board of directors.

4.13 Customer Services.  Until the earlier of (i) the third anniversary of the Closing Date and (ii) termination by mutual agreement of Buyer and AMMS, AMMS and Buyer shall agree to the following:

(a) AMMS Installed Base Customer Services.

(i) Subject to Section 4.13(a)(ii) and 4.13(d) hereof, AMMS will continue, after the Closing Date, to be in charge of and responsible for the provision of the Customer Services to AMMS Installed Base Customers, as these Customer Services were conducted by AMMS prior to the Closing.

(ii) Until the earlier of (A) the third anniversary of the Closing Date or (B) the purchase by Buyer of Seller’s Customer Services business as provided in Section 4.13(d) hereof, Buyer shall not solicit (except in connection with a proposed sale by Buyer of an AMMS Product or other Buyer product to such AMMS Installed Base Customer on or after the Closing Date) nor shall it provide Customer Services to any AMMS Installed Base Customer, unless either (x) an AMMS Installed Base Customer purchases a system or module directly from Buyer, or (y) an AMMS Installed Base Customer, either directly to AMMS or through Buyer, specifically requests that Buyer provide such Customer Services.  Any such request shall be reviewed and approved by Seller in a timely manner and shall not be unreasonably denied.  In addition, Seller may request in writing that Buyer assume the provision of Customer Services to any AMMS Installed Base Customer and Buyer shall agrees to use its commercially reasonable efforts to do so, provided that if Buyer reasonably determines that it is not in the best interests of Buyer to assume such Customer Services, Buyer shall not be obligated to do so. For the avoidance of doubt, nothing in this Section 4.13(a)(ii) shall obligate Buyer to purchase Customer Services from AMMS for Products sold by Buyer to AMMS Installed Base Customers on or after the Closing Date, nor restrict Buyer from providing services to any customers that are not identified on Schedule 9.2(b).

(iii) Upon receipt of Buyer’s written notice, AMMS shall provide Customer Services to the AMMS Installed Base Customers with respect to Products sold by Buyer to AMMS Installed Base Customers on or after the Closing Date, such Customer Services to be performed by AMMS at Buyer’s expense in accordance with the service charges schedule attached hereto as Exhibit H and in accordance with AMMS standard terms and conditions.  In any case where AMMS is providing Customer Services, AMMS agrees to perform such Customer Services with reasonable care and in accordance with AMMS’ best practices, which in no case shall be lower than the standards AMMS applies in connection with the Business as it is being conducted as of the Closing Date.

(b) AMMS Final Test Services.  Until the expiration of the six (6)-month period immediately following the Closing Date, upon receipt of Buyer’s written notice, AMMS shall provide Final Test Services for Products sold or to be sold by Buyer to AMMS Installed Base Customers and/or existing or new customers of Buyer.  Such Final Test Services shall be performed at Buyer’s expense in accordance with the service charges schedule attached hereto as Exhibit H and in accordance with AMMS standard terms and conditions.  Such Final Test Services shall be performed with reasonable care and in accordance with AMMS’ best practices, which in no case shall be lower than the standards AMMS applies in connection with the Business as it is being conducted as of the Closing Date.

(c)  No Warranty.  With respect to Section 4.13(a)(i), no warranty whatsoever is given by AMMS that an AMMS Installed Base Customer will remain with AMMS or that AMMS will continue to serve such AMMS Installed Base Customer if AMMS considers, in its absolute and reasonable discretion, that such AMMS Installed Base Customer is not fulfilling its obligations under such AMMS Installed Base Customer’s contract with AMMS.  In the event that AMMS refuses or discontinues providing Customer Services to any AMMS Installed Base Customer, Seller shall notify Buyer in writing within ten (10) business days.

(d) Purchase Option.  Buyer, at its sole discretion and upon delivery of written notice to AMMS on or prior to the third anniversary of the Closing Date, shall have the option to purchase all or a portion of the Customer Services from AMMS, at a cash price to be determined by Buyer and AMMS.

ARTICLE V

CONDITIONS TO THE CLOSING

5.1 Conditions to the Closing Relating to Buyer.  Buyer’s obligation to consummate the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions:

(a) Representations, Warranties and Covenants.  All representations and warranties of Sellers contained in this Agreement and qualified by the words “material,” “material adverse effect” and similar phrases shall be true and correct in all respects, and all representations and warranties of Sellers contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, at and as of the date of this Agreement and at and as of the Closing Date, except for those representations and warranties that speak as of a particular date, which will continue to be true and correct as of such date, and Sellers shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

(b) Regulatory Consents, Authorizations, etc.  All consents, authorizations, Orders and Approvals of, and filings and registrations with any Governmental Entity or any other Person which are required for or in connection with the execution and delivery of this Agreement and the consummation by each party hereto of the transactions contemplated hereby, shall have been obtained or made.

(c) Litigation; Other Events.  No Law shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Action be pending or threatened, which questions the validity or legality of, or prohibits or restricts or, if successful, would prohibit or restrict, the transactions contemplated by this Agreement or would not permit the Business as presently conducted to continue unimpaired following the Closing Date or which would have any material adverse effect on the right or ability of Buyer to own, operate, possess or transfer the Assets after the Closing.

(d) Deliveries.  The deliveries referred to in Section 1.12(a) shall have been made.

(e) Material Changes.  Since May 31, 2008, there shall not have been any material adverse change to the condition of the Assets.

(f) Conveyancing Documents; Release of Encumbrances.  Each Seller shall have executed and delivered each of the applicable documents described in Section 1.12 hereof so as to effect the transfer and assignment to Buyer of all right, title and interest in and to the Assets and each Seller shall have filed (where necessary) and delivered to Buyer all documents necessary to release the Assets from all Encumbrances which documents shall be in a form reasonably satisfactory to Buyer.

5.2 Conditions to the Closing Related to Sellers.  Each Seller’s obligation to consummate the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions:

(a) Representations, Warranties and Covenants.  All representations and warranties of Buyer contained in this Agreement and qualified by the words “material,” “material adverse effect” and similar phrases shall be true and correct in all respects, and all representations and warranties of Buyer contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, at and as of the date of this Agreement and at and as of the Closing Date, except for those representations and warranties that speak as of a particular date, which will continue to be true and correct as of such date, and Buyer shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

(b) Regulatory Consents, Authorizations, etc.  All consents, authorizations, Orders and Approvals of, and filings and registrations with any Governmental Entity or any other Person which are required for or in connection with the execution and delivery of this Agreement and the consummation by each party hereto of the transactions contemplated hereby, shall have been obtained or made.

(c) Litigation; Other Events.  No Law shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Action be pending or threatened, which questions the validity or legality of, or prohibits or restricts or, if successful, would prohibit or restrict, the transactions contemplated by this Agreement.

(d) Deliveries.  The deliveries referred to in Section 1.12(b) shall have been made.

ARTICLE VI

INDEMNITY

6.1 Survival of Indemnity.  The representations and warranties by Sellers set forth in Article III hereof shall survive eighteen (18) months after the Closing Date, provided that the representations and warranties contained in Section 3.7 (Tax Matters) and covenants and agreements relating to Taxes shall survive until the expiration of the applicable statute of limitations plus ninety (90) days, and the covenants and agreements of Sellers set forth in this Agreement shall survive in accordance with their terms or, if no term is indicated, for eighteen (18) months after the Closing Date.  A Claim with respect to a breach of a representation or warranty or a breach or nonperformance of a covenant or agreement may be brought only prior to the applicable expiration date.

6.2 Indemnification by Sellers.

(a) Sellers shall indemnify, save and hold harmless Buyer, its Affiliates and their respective Representatives from and against any and all costs, losses, Taxes, Liabilities, obligations, damages, lawsuits, judgments, settlements, awards, deficiencies, claims, demands, expenses (including reasonable costs of investigation and reasonable attorneys’ fees and expenses), interest, fines, penalties, costs of mitigation, and other losses actually paid to third parties (herein, “Damages”), incurred in connection with, arising out of, resulting from or incident to (i) any breach of a representation or warranty of any Seller contained in this Agreement; (ii) any breach of any covenant of any Seller contained in this Agreement; (iii) the Ancillary Agreements; (iv) any Excluded Asset or Excluded Liability; or (v) any claim related to, or any Action or Order resulting from, any matter described on Section 3.11(b) of the Seller Disclosure Schedule and attributable to any AMMS Product sold on or after to the Closing Date regardless of how such Damages may arise (whether by joinder or otherwise).  For the avoidance of doubt, in no case shall this Section 6.2 be applicable for any Damages arising out of or related to Assumed Liabilities. The term “Damages” as used in this Article VI is not limited to matters asserted by third parties against any Seller or Buyer, but includes Damages incurred or sustained by any Seller or Buyer in the absence of third party claims.  Payments by Buyer of amounts for which Buyer is indemnified hereunder shall not be a condition precedent to recovery.  Sellers’ obligation to indemnify Buyer shall not limit any other rights, including without limitation rights of contribution, which any Party may have under statute or common Law.

(b) Sellers shall not be liable for any Claims under Section 6.2(a) until the aggregate amount due in respect of such Claims exceeds $50,000 (the “Threshold”), provided only breaches giving rise to Damages of not less than $10,000 shall be taken into account in computing such Threshold.  If such aggregate amount exceeds $50,000, then Sellers shall be, jointly and severally, only liable for the amount of such Claims exceeding the Threshold, provided, however, in no event shall Sellers’ liability under Section 6.2(a) exceed $1,000,000; provided, however, the foregoing limitations of liability in this Section 6.2(b) shall not be applicable to Damages arising out of or related to Excluded Assets or Excluded Liabilities.

(c) By exception to all provisions of Section 6.2(b) above, Sellers shall be liable for any Claims under Section 6.2(a) above which are related directly or indirectly to any breach of Sellers’ representation under Section 3.19 and for the consequences of the application by a judge of the provisions related to the European Acquired Rights Directive (2001/23/EC) and any applicable national implementing legislation of any Member State of the European Union, in particular Articles L1224-1 and L2261-14 of the French Labor Code, provided a claim is made against Buyer or AMMS or its respective Affiliates within twelve (12) months from the Closing Date.

(d) Regardless of any disclosure thereof or in connection therewith to Buyer and by exception to all provisions of Section 6.2(b) above, Sellers shall indemnify and hold Buyer harmless from and against any and all Damages suffered by Buyer resulting from any claim related to, or any Action or Order resulting from, any matter described on (i) Section 3.10 of the Seller Disclosure Schedule regardless of how such Damages may arise (whether by joinder or otherwise), or (ii) Section 3.11(b) of the Seller Disclosure Schedule that is attributable to any AMMS Product sold before the Closing Date regardless of how such Damages may arise (whether by joinder or otherwise) and provided such claim is brought within eighteen (18) months of the Closing Date; provided, however, that Sellers’ indemnity obligations under this Section 6.2(d) shall not be applicable to the extent such claim, Action or Order is based on an infringement or other claim attributable to Buyer’s modification of any AMMS Product.

(e) Notwithstanding anything to the contrary in this Agreement or in the Ancillary Agreements, in no event shall Sellers be liable for indirect or consequential damages (to include, without limitation, loss of profits or loss of revenues but it being understood that, for purposes of Section 6.2(c) hereof, salaries, compensation or other employment benefits shall not be considered indirect or consequential damages and shall be comprised in Damages). All Claims shall be measured net of any insurance recoveries received by Buyer in respect of such Claim.

6.3 Indemnification by Buyer.

(a) The representations and warranties of Buyer set forth herein in Article II hereof shall survive until the eighteen (18) month anniversary of the Closing Date.  Buyer shall indemnify and save and hold harmless Sellers, its Affiliates and their Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty made by Buyer contained in this Agreement; (ii) any breach of any covenant made by Buyer contained in this Agreement; (iii) the Ancillary Agreements; or (iv) from and after the Closing, any Assumed Liability.  For the avoidance of doubt, in no case shall this Section 6.3 be applicable for any Damages arising out of or related to Excluded Assets or Excluded Liabilities. Payments by a Seller of amounts for which such Seller is indemnified hereunder shall not be a condition precedent to recovery.  Buyer’s obligation to indemnify Sellers shall not limit any other rights, including without limitation rights of contribution, which any Party may have under statute or common Law.

(b) Buyer shall not be liable for any Claims under Section 6.3(a) until the aggregate amount due in respect of such Claims exceeds Threshold, provided only breaches giving rise to Damages of not less than $10,000 shall be taken into account in computing such Threshold.  If such aggregate amount exceeds $50,000, then Buyer shall be only liable for only the amount of such Claims exceeding the Threshold, provided, however, in no event shall Buyer’s liability under Section 6.3(a) exceed $1,000,000; provided, however, the foregoing limitations of liability in this Section 6.3(b) shall not be applicable to Damages arising out of or related to Assumed Liabilities.

(c) Notwithstanding anything to the contrary in this Agreement or in the Ancillary Agreements, in no event shall Buyer be liable for indirect or consequential damages (to include, without limitation, loss of profits or loss of revenues). All Claims shall be measured net of any insurance recoveries received by Seller in respect of such Claim.

6.4 Determination of Indemnification.

The amount of any indemnification payable hereunder on account of Damages shall be determined after reduction on account of:

(a) if and to the extent that the relevant Damages are due to a Party’s negligence;

(b) if and to the extent that a Party or any of its Affiliate has received recovery for the relevant Damages from any other Person (including under any insurance policy); and

(c) if and to the extent that the relevant Damages arise or is increased as a result of any voluntary act or omission of a Party after the Closing.

6.5 Procedure.

(a) Defense of Claims.  If a claim for Damages (a “Claim”) is to be made by a Party entitled to indemnification (“Indemnified Party”) hereunder against the Party from whom indemnification is sought (the “Indemnifying Party”), the Party claiming such indemnification shall, subject to this Section 6.5, give written notice (a “Claim Notice”) to the Indemnifying Party as soon as practicable after the Party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 6.5.  If any lawsuit or enforcement action is filed against any Party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons).  The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure.  After such notice, if the Indemnifying Party shall acknowledge in writing to the Indemnified Party that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the Indemnifying Party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event the Indemnified Party shall be entitled, at the Indemnifying Party’s cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such Claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld; provided, however, that this sentence shall not apply to Claims relating to Taxes.  If the Indemnifying Party fails to assume the defense of such Claim within fifteen (15) calendar days after receipt of the Claim Notice, the Indemnified Party against which such Claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party’s cost and expense, the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party.  In the event the Indemnified Party assumes the defense of the Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.  The Indemnifying Party shall be liable for any previously approved settlement of any action effected pursuant to and in accordance with this Section 6.5 and for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any Damages by reason of such settlement or judgment.

(b) Cooperation.  The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  For the avoidance of doubt, nothing contained in this Section 6.5(b) shall affect the Indemnified Party’s right to employ and engage separate counsel in accordance with Section 6.5(a)(ii).  The Parties shall cooperate with each other in any notifications to insurers.

(c) Equitable Relief; No Waiver.  Nothing in this Agreement shall (i) limit the right of any Party to seek specific performance of, or equitable relief with respect to, another Party with respect to a breach of any covenant or agreement set forth in this Agreement or (ii) be deemed a waiver by any Party to this Agreement of any right or remedy which such Party may have at Law or in equity based on any claim of fraud.

6.6 No Set-off.  Buyer and its Affiliates are not authorized at any time without the prior written consent of AMMS, and Sellers and its Affiliates are not authorized at any time without the prior written consent of Buyer, to set off any amounts due or which may become due hereunder or under any agreement entered into in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, against any obligations which may become due under this Article VI.

ARTICLE VII

NON-COMPETE & NON-DISCLOSURE

7.1 Sellers Non-Compete.

(a)  As a material inducement to Buyer’s willingness to enter into and perform this Agreement and to purchase the Assets and for the consideration to be paid or provided to Sellers in connection with such purchase, each Seller agrees that it and its controlled Affiliates will not Compete (as defined below), at any time for three (3) years after the expiration of the obligations set forth in Section 4.13 hereof (such period, the “Non-Competition Period”).  For purposes of this Section 7.1, “Compete” means directly or indirectly, for its or own benefit or as agent for another, participate in the ownership of (except as the passive holder of less than five percent (5%) of the outstanding shares of any class of a corporation whose stock is listed on any national or regional securities exchange), or management or control of, any present or future business enterprise that competes with the Business, or carry on activities competing with the Business, as the same was conducted by AMMS as of the Closing Date.  For the avoidance of doubt, immediately prior to the Closing Date, AMMS shall cease all sales of AMMS Products to any AMMS Installed Base Customer or any other Person; provided, however, that this Article VII is not intended to prohibit AMMS or Buyer from benefiting from its rights or performing its obligations pursuant to this Agreement or the Ancillary Agreements, including without limitation, Section 4.13 hereof, and provided that this Article VII is not intended to prevent any Affiliate of the Seller from carrying on activities with competitors of Buyer, to the extent that those activities conducted by such Affiliate of Seller do not compete with the Business.

(b) Sellers acknowledge and agree that the provisions of this Section 7.1 have been specifically negotiated and carefully tailored with a view to preventing the serious and irreparable injury that Buyer will suffer in the event any Seller Competes during the Non-Competition Period, and is intended to assure that Buyer receives the full value of the Assets and the Business, including its goodwill, in consideration of the Purchase Price paid by Buyer hereunder.  Sellers further acknowledge that a breach by any Seller of this Section 7.1 will cause irreparable injury and damage to Buyer, the exact amount of which would be difficult to ascertain, and that the remedies at Law for any such breach would be inadequate.  Accordingly, if any Seller breaches this Section 7.1, Buyer shall be entitled to injunctive relief without posting bond or other security and Sellers shall not object thereto on the grounds that money damages would be adequate; provided, however, that Buyer may elect, at its option, to seek damages instead of injunctive relief by virtue of such breach.

(c) In the event that, despite the express agreement of Buyer and Sellers, any provision of this Section 7.1 shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that this Section 7.1 shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical areas as to which it may be enforceable, and/or over the broadest competitive activities as to which it may be enforceable, and/or to the maximum extent in any and all other respects as to which it may be enforceable, all as determined by such court or tribunal.

7.2 Mutual Non-Compete.  Each of the Parties agrees that it and its controlled Affiliates will not Compete in the Field of Services (as defined below), at any time during the Non-Competition Period.  For purposes of this Section 7.2, “Compete in the Field of Services” means directly or indirectly, for such Party or its own benefit or as agent for another, participate in the ownership of (except as the passive holder of less than five percent (5%) of the outstanding shares of any class of a corporation whose stock is listed on any national or regional securities exchange), or management or control of any present or future business enterprise that competes with the other Party in the Field of Services as the same may be conducted by the other Party and its Affiliates as of the Closing Date.  For the avoidance of doubt, this Article VII is not intended (i) to prohibit Buyer from conducting the Business, including but not limited to selling AMMS Products and providing Customer Services pursuant to Section 4.13 to the AMMS Installed Base Customers or any other Person or prohibit AMMS or Buyer from benefiting from its rights or performing its obligations pursuant to this Agreement or the Ancillary Agreements, including without limitation providing Customer Services pursuant to Section 4.13 hereof and (ii) to prevent any Affiliate of the Seller from conducting activities with competitors of Buyer, to the extent that those activities do not compete in the Field of Services.

7.3 Non-Disclosure.  In addition to AMMS’ obligations under the Confidentiality Agreement, at all times from and after the Closing Date, Sellers shall keep secret and retain in strictest confidence and shall not, except with the express prior written consent of Buyer, directly or indirectly disclose, communicate or divulge to any Person, or use for the benefit of any Person, any confidential or proprietary information or material relating to Buyer’s or Seller’ operations or businesses (including, but not limited to, the Business) which it may have learned as an owner, stockholder, employee, officer or director of any Seller or in connection with the negotiation of this Agreement.  Confidential or proprietary information or material includes, without limitation, the following types of information or material regarding Buyer, its direct or indirect parents, Affiliates or related companies: proprietary data processing systems and software; corporate information, including contractual arrangements, plans, strategies, tactics, policies, resolutions, patent, copyright, trademark, and trade name applications, designs, technologies, inventions, know-how, and any litigation or negotiations; marketing information and methods, including sales or product plans, products, product lines, proposed products, pricing policies, fees, strategies, methods, vendors, customers, customer lists, prospects, or market research data; financial information, including cost and performance data, debt arrangements, equity structures, investors and holdings; operational and scientific information, including trade secrets, technical information, and personnel information, including personnel lists, resumes, personnel data, terms of employment agreements, organizational structure, and performance evaluations (collectively, “Proprietary Information”).  The restriction contained in the preceding sentence shall not apply to any Proprietary Information to the extent that (a) such information is or hereafter becomes generally available to the public without a breach of this Agreement, (b) disclosure is made to a Governmental Entity where it is necessary or appropriate to disclose such information to such Governmental Entity having jurisdiction over the parties, or (c) disclosure is otherwise required by Law.  To avoid confusion, the restrictions set forth in this Section 7.3 apply to any disclosure by any Seller of any information related to the terms of or existence of, or matters discussed in the course of negotiating, this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1 Termination.

(a) Termination Prior To Closing.  This Agreement may be terminated at any time prior to Closing:

(i) by mutual written consent of Buyer and Sellers;

(ii) by Buyer or Sellers if the Closing shall not have occurred on or before September 30, 2008 (the “Outside Date”); provided, however, that this provision shall not be available to Buyer if Sellers have the right to terminate this Agreement under clause (iv) of this Section 8.1(a), and this provision shall not be available to Sellers if Buyer has the right to terminate this Agreement under clause (iii) of this Section 8.1(a);

(iii) by Buyer if there is a material breach of any representation or warranty set forth in Article III hereof or any covenant or agreement to be complied with or performed by any Seller pursuant to the terms of this Agreement or the failure of a condition set forth in Section 5.1 to be satisfied (and such condition is not waived in writing by Buyer) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Section 5.1 to be satisfied on or prior to the Closing Date; provided that Buyer may not terminate this Agreement prior to the fifth day following the occurrence of such failure if such failure is capable of being cured and such Seller is using reasonable best efforts to cure such failure; or

(iv) by Sellers if there is a material breach of any representation or warranty set forth in Article II hereof or of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement or the failure of a condition set forth in Section 5.2 to be satisfied (and such condition is not waived in writing by Sellers) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Section 5.2 to be satisfied on or prior to the Closing Date; provided that Sellers may not terminate this Agreement prior to the fifth day following the occurrence of such failure if such failure is capable of being cured and Buyer is using reasonable best efforts to cure such failure.

(b) In the Event of Termination Prior To Closing.  In the event of termination prior to Closing of this Agreement:

(i) each Party will redeliver all documents, work papers and other material of the other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

(ii) the provisions of the Confidentiality Agreement shall continue in full force and effect; and

(iii) no Party hereto shall have any Liability to the other Parties to this Agreement, except:

(A) as stated in subsections (i) and (ii) of this Section 8.1(b), or

(B) for any willful breach of this Agreement occurring prior to the proper termination of this Agreement.

The foregoing provisions of this Section 8.1(b)(iii) shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.  The parties acknowledge that the provisions of this Section 8.1 are an integral part of this Agreement and that without these provisions the parties would not enter into this Agreement.

(c) Termination of Agreement After Closing.  This Agreement may be terminated at any time after Closing:

(i) by mutual written consent of Buyer and Sellers;

(ii) by Buyer if there is a material breach of any covenant or agreement to be complied with or performed by any Seller pursuant to the terms of this Agreement after the Closing Date, including but not limited to Section 4.13 hereof; provided that Buyer may not terminate this Agreement prior to the fifth day following the occurrence of such failure if such failure is capable of being cured and such Seller is using reasonable best efforts to cure such failure; or

(iii) by AMMS if there is a material breach of any covenant or agreement to be complied with or performed by Buyer pursuant to the terms of this Agreement after the Closing Date, including but not limited to Section 4.13 hereof, provided that Sellers may not terminate this Agreement prior to the fifth day following the occurrence of such failure if such failure is capable of being cured and Buyer is using reasonable best efforts to cure such failure.

8.2 Notices.  All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered personally or when sent by telex, telecopy or other electronic or digital transmission method (including, but not limited to, in portable document format by electronic mail) or three (3) business days after being mailed by registered or certified mail, return receipt requested, postage prepaid, to the party to whom it is directed or one (1) business day after being sent via a nationally recognized courier service for next business day delivery, to the party to whom it is directed:

If to Buyer, to:

Tegal Corporation
2201 South McDowell Boulevard
Petaluma, CA 94954
Attention:  Thomas R. Mika, Chairman, President & Chief Executive      Officer
Facsimile:  +1.707.763.0415

With copies to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention:  Robert Phillips
Facsimile:  +1.650.463.2600

If to Sellers, to:

Alcatel Micro Machining Systems
98, avenue de Brogny – BP 2069
74009 Annecy Cedex, France
Attention:  Gilbert Bellini, President
Facsimile:  +33(4).50.65.76.44

and

Alcatel Lucent
Legal Department
54, rue La Boétie 75008 Paris, France
Attention: Pascal REMY
Facsimile: +33 (1).40.76.14.81

or for any party, at such other address as such party shall have specified in writing to each of the others in accordance with this Section 8.2.

8.3 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts together shall constitute one and the same instrument.

8.4 Section Headings.  The section headings of this Agreement are for convenience of reference only and shall not be deemed to limit or affect any of the provisions hereof.

8.5 Amendments; No Waivers.

(a) Any provision of this Agreement may be waived or amended if, and only if, such amendment or waiver is in writing and signed by each of the parties hereto.

(b) No failure by any party hereto to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement, or to exercise any right or remedy consequent upon a breach hereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition hereof.

8.6 Entire Agreement; No Assignment.  This Agreement (including the Exhibits hereto, Seller Disclosure Schedule and any amendments hereto), the Ancillary Agreements and the Confidentiality Agreement (a) constitute the entire agreement and understandings of the parties hereto and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof including, without limitation, the letter of intent dated June 6, 2008, (b) are not intended to confer upon any other Person any rights or remedies hereunder, and (c) this Agreement shall not be assigned, by operation of Law or otherwise prior to the Closing.  In the case of any conflict  between this Agreement and the bill of sale to be delivered by Sellers to Buyer in accordance with Section 1.12(a)(ii) of this Agreement, the terms of this Agreement shall prevail.

8.7 No Third Party Beneficiaries.  Neither any Seller nor Buyer intends for this Agreement or the Ancillary Agreements to create any rights or obligations except as between Sellers and Buyer, and no other Person shall be treated as third-party beneficiaries hereunder or thereunder.

8.8 Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York (without regard to the choice of Law provisions thereof).

8.9 Severability.  If it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid under applicable Law, such provision shall be ineffective only to the extent of such invalidity, without invalidating the remainder of this Agreement.

8.10 Cumulative Remedies.  All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at Law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

8.11 Arbitration.  THE PARTIES HERETO AGREE THAT ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR BREACH THEREOF (“DISPUTE”), SHALL BE SUBJECT TO A MANDATORY PERIOD OF THIRTY (30) DAYS DURING WHICH THE PARTIES SHALL (I) EACH APPOINT ONE OR MORE REPRESENTATIVES AND (II) THE REPRESENTATIVES SHALL MEET IN A TIMELY MANNER FOR THE PURPOSE OF ATTEMPTING TO RESOLVE THE DISPUTE.  THE REPRESENTATIVES SHALL NEGOTIATE IN GOOD FAITH TO RESOLVE THE DISPUTE WITHOUT RESORT TO FORMAL PROCEEDINGS.  DURING THE COURSE OF SUCH NEGOTIATIONS, THE PARTIES SHALL COMPLY WITH ALL REASONABLE REQUESTS FOR ACCESS TO RELEVANT INFORMATION.  FORMAL PROCEEDINGS FOR THE ARBITRATION OF SUCH DISPUTE MAY NOT BE COMMENCED UNTIL THE EXPIRATION OF THE FOREGOING MANDATORY THIRTY- (30)-DAY PERIOD.  BOTH PARTIES SHALL CONTINUE TO PERFORM THEIR RESPECTIVE OBLIGATIONS HEREUNDER DURING THE NEGOTIATIONS BY REPRESENTATIVES ATTEMPTING TO RESOLVE THE DISPUTE.  FOLLOWING THE EXPIRATION OF THE MANDATORY THIRTY- (30)-DAY PERIOD PROVIDED IN SECTION 9.11 (A) HEREOF, ANY UNRESOLVED DISPUTE SHALL BE SETTLED BY ARBITRATION UNDER THE RULES OF CONCILIATION AND ARBITRATION OF THE INTERNATIONAL CHAMBER OF COMMERCE, BY ONE OR MORE ARBITRATORS APPOINTED IN ACCORDANCE WITH SUCH RULES. THE ARBITRATION SHALL TAKE PLACE IN GENEVA (SWITZERLAND) IN ENGLISH.

ARTICLE IX

DEFINITIONS

9.1 General.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,

(a) The terms defined in this Article IX have the meanings assigned to them in this Article IX and include the plural as well as the singular,

(b) All accounting terms not otherwise defined herein have the meanings assigned under GAAP,

(c) All references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

(d) Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and

(e) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

9.2 Definitions.  As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply.

“Action” means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in Law or in equity, or before any arbitrator or Governmental Entity.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

“Agreement” means this Agreement by and among Buyer and Sellers, as amended or supplemented together with all Exhibits and Schedules attached or incorporated by reference.

“Alcatel” has the meaning set forth in the preamble to this Agreement.

“Alcatel Assets” has the meaning set forth in Section 1.2 of  this Agreement.

“Alcatel Lucent Group” means Alcatel Lucent and its Subsidiaries.

“Alcatel Lucent Intellectual Property Agreement” means the intellectual property transfer and license agreement, dated as of the Closing Date, substantially in the form attached hereto as Exhibit F.

“Alcatel Lucent Intellectual Property and Standards Group” means those members of the Alcatel Lucent Intellectual Property and Standards Law Group who oversee, review or regularly deal with intellectual property related legal matters.

“Allocation” has the meaning set forth in Section 1.9(a) hereof.

“Allocation Schedule” has the meaning set forth in Section 1.9(a) hereof.

“AMMS” has the meaning set forth in the preamble to this Agreement.

“AMMS Assets” has the meaning set forth in Section 1.1(e) of this Agreement

“AMMS Products” means those Products that are manufactured on behalf of and marketed by AMMS or its Affiliates as of  the Closing Date, the list of which is attached as Schedule 9.2(a).

“AMMS Installed Base Customers” means customers of AMMS that have purchased or agreed to purchase AMMS Products at any time prior to the Closing Date.

“AMMS Intellectual Property” has the meaning set forth in Section 1.1(c) of this Agreement

“Ancillary Agreements” means the Trademark License Agreement, the Intellectual Property Agreement and the Preferred Supplier Agreement.

“Approval” means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

“Associate” of a Person means (a) a corporation or organization (other than any Seller or a party to this Agreement) of which such Person or any Associate is an officer, director or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of Equity Securities, (b) any trust or other estate in which such Person or any Associate has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, and (c) any relative or spouse of such Person or any relative of such spouse who has the same home as such Person.

“Asset Sale” means the sale by Sellers and the purchase by Buyer of the Assets pursuant to the terms hereof.

“Assets” has the meaning set forth in Section 1.2 of this Agreement.

“Assumed Liabilities” shall mean Liabilities arising after the Closing Date in connection with the ownership of the Assets.

“AVTF” shall mean Alcatel Vacuum Technology France, a French corporation.

“Balance Sheet” shall mean the audited balance sheet as of December 31, 2007.

“Books and Records” means (a) all records and lists of each Seller pertaining to the Assets, (b) all records and lists pertaining to the Business, customers, suppliers or personnel of AMMS, (c) all product, business and marketing plans of AMMS, and (d) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by AMMS, but excluding the originals (but not copies) of AMMS’ Statuts, corporate seals, minute books, stock books and other corporate or comparable organizational records having to do with the organization and capitalization of AMMS and all income Tax records.

“Business” means the business of developing, manufacturing and selling the AMMS Products, as conducted by the Sellers as at the Closing Date.

 “Business Documentation” has the meaning set forth in Section 1.1(d) hereof.

“Business Intellectual Property” has the meaning set forth in Section 1.1(c) hereof.

“Business Tax” means taxe professionnelle as governed by Articles 1447 et seq. of the French Tax Code (Code général des impôts).

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Common Stock” means the common stock, par value $0.01, per share of Buyer.

“Buyer SEC Documents” has the meaning set forth in Section 2.9 hereof.

“Claim” has the meaning set forth in Section 6.5(a) hereof.

“Claim Notice” has the meaning set forth in Section 6.5(a) hereof.

“Closing” means the consummation of the Asset Sale and the other transactions contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 1.11 hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the applicable regulations thereunder.

“Compete” has the meaning set forth in Section 7.1(a) hereof.

“Compete in the Field of Services” has the meaning set forth in Section 7.2 hereof.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated April 27, 2008, by and between Buyer and AMMS.

“Contract” means any agreement, arrangement, bond, insurance policy, commitment, franchise, indemnity, indenture, instrument, lease, license, insurance policy or understanding, whether or not in writing.

“Customer Services” has the meaning set forth in Section 4.13(a) hereof.

“Damages” has the meaning set forth in Section 6.2(a) hereof.

“Default” means (a) a breach of or default under any Contract, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract.

“Delivered Shares” has the meaning set forth in Section 1.7(b) hereof.

“Designated Licensed Patent” means the following  Patent family (known as ALU ref.104381 METHODE ET APPAREILLAGE DE GRAVURE ANISOTROPE DU SILICIUM PERMETTANT D'OBTENIR DES MOTIFS A HAUT FACTEUR D'ASPECT): French patent application N° FR 0200032, International patent application N° PCT/FR2002/04588, European patent application N° EP 02806334.5 and Japanese patent application N° JP 2003-560972.

 “Designee” has the meaning set forth in Section 4.12(a) hereof.

“Dispute” has the meaning set forth in Section 8.11 hereof.

“Encumbrance” means any claim, charge, easement, encumbrance, lease, covenant, security interest, mortgage, lien, option, pledge, rights of others, restriction (whether on voting, sale, transfer, disposition or otherwise), or other encumbrance whatsoever, whether imposed by agreement, understanding, Law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities Law.

“Equity Securities” means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

“Excluded Assets”, notwithstanding any other provision of this Agreement, means all assets and properties of the Sellers other than the Assets, including without limitation Contracts in effect at the Closing, book orders as of the Closing Date and the maintenance and support of the AMMS Installed Base Customers as of the Closing Date.

“Excluded Liabilities” has the meaning set forth in Section 1.6 hereof.

“Expenses” includes all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

“Extended Transition Period” has the meaning set forth in Section 4.10.

“Field of Services” means the development, manufacturing and sale of capital equipment for semiconductor or MEMS processing supplied to third-parties.

“Final Test Services” means providing system-level functional tests to verify performance of the Products against published specifications for process control and material handling and calibration of all analog set-points versus actual performance, as well as a system burn-in under simulated process conditions, and are performed on the Products prior to shipment to the Customer.

“GAAP” means accounting principles generally accepted in France.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Indebtedness” means the outstanding principal balance of, and any accrued and unpaid interest, fees and other amounts (including any prepayment penalties) payable by any Seller on any indebtedness (including, without limitation, promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit and guarantees) to any bank or other financial institution or other financing source, or other unaffiliated lender (including any lessor on a capital lease), any other outstanding obligations (including bank overdrafts) of any Seller to any bank or other financial institution or other financing source, or other unaffiliated lender (including any lessor on a capital lease) as of the Closing Date (not including any trade payables), and the outstanding principal balance of, and any accrued and unpaid interest, fees and other amounts payable on, any Seller’s notes payable and any other obligations to any stockholder, former stockholder or any Affiliate or Associate of any Seller as of the Closing Date.

“Indemnified Party” has the meaning set forth in Section 6.5(a) hereof.

“Indemnifying Party” has the meaning set forth in Section 6.5(a) hereof.

“Intellectual Property” means all of the following intellectual property rights: (i)  patents, pending and filed patent applications, and patent disclosures, together with all provisionals, reissue patents, continuations, continuations-in-part and divisions thereof (“Patents”), (ii) trademarks, including goodwill associated therewith, (iii)  copyrights and copyright applications, (iv) trade secrets and other confidential and non-public business or technical information, including research and development data, records and reports, know-how, manufacturing and production processes and techniques, specifications, designs, drawings, (v) all copies and tangible embodiments of the foregoing (in whatever form or medium), and (vi) and the right to sue for any past, present or future claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing, and the right to obtain legal and/or equitable relief therefore.

“Intellectual Property Rights” has the meaning set forth in Section 3.11(a) hereof.

“IRS” means the United States Internal Revenue Service or any successor.

“Knowledge” shall mean, with respect to an entity, the knowledge of the key executive officers of that entity after reasonable inquiry, and with respect to an individual, the actual knowledge of that individual after reasonable inquiry.

“Law” means any constitutional provision, laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, interpretations, principles of law and Orders of any Governmental Entity, including without limitation environmental laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

“Lock-up” has the meaning set forth in Section 1.12(e)(i) hereof.

“Loss” means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person.

“MEMS” means micro-electrical mechanical systems.

“Non-Competition Period” has the meaning set forth in Section 7.1(a) hereof.

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity.

“Outside Date” has the meaning set forth in Section 8.1(a)(ii) hereof.

“Party” has the meaning set forth in the preamble to this Agreement.

“Patents” has the meaning set forth in Section 9.2 hereof.

“Permit” means any license, permit, franchise, certificate of authority, Approval or any waiver of the foregoing, required to be issued by any Governmental Entity.

“Permitted Encumbrances” means (i) statutory liens for Taxes not yet due, (ii) assessments, governmental charges or levies or the Encumbrances of materialmen, carriers, landlords and like Persons, all of which are in relation to sums that are not yet due and payable, (iii) Encumbrances that will be released and discharged at or prior to the Closing, (v) Encumbrances that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Encumbrances,  (vi) workers or unemployment compensation liens arising in the ordinary course of business consistent with past practices, and (vii) all non-exclusive licenses granted by any of the Sellers or their respective Affiliates prior to the Closing Date.

“Person” means an association, a corporation, an individual, a partnership, a trust, a firm or any other entity, group or organization, including a Governmental Entity.

“Plan” means any retirement, pension, profit-sharing, money purchase, deferred compensation, incentive compensation, bonus, stock option, stock purchase, severance pay, unemployment benefit, vacation pay, savings, medical, dental, post-retirement medical, accident, disability, weekly income, salary continuation, health, life or other insurance, fringe benefit, or other employee benefit plan, program, agreement, or arrangement maintained or contributed to by any Seller or such Seller’s Affiliates.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Preferred Supplier Agreement” means the preferred supplier agreement, dated as of the Closing Date, substantially in the form attached hereto as Exhibit G.

“Products” means (i) single wafer etching capital equipment based on the use of Inductively Coupled Plasma (ICP sources, and (ii) Low Temperature Plasma Enhanced Chemical Vapor Deposition (LT-PECVD) capital equipment.  For the avoidance of doubt, the Products shall not include Physical Vapor Deposition (PVD) equipments.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Proprietary Information” has the meaning set forth in Section 7.3 hereof.

“Purchase Price” has the meaning set forth in Section 1.7(a) hereof.

“Registered Patented Business IP” has the meaning set forth in Section 3.11(a) hereof.

“Representative” means any officer, director, principal, attorney, advisor, agent, employee or other representative.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Disclosure Schedule” means Seller Disclosure Schedule dated the date hereof and delivered by Sellers to Buyer and annexed hereto.  The Sections of Seller Disclosure Schedule shall be numbered to correspond to the applicable Section of this Agreement and, together with all matters under such heading, shall be deemed to qualify only that section.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which such Person or any other subsidiary of such Person beneficially owns a majority of the voting or equity securities.

“Takeover Proposal” means any proposal or offer from any Person (other than Buyer and its Affiliates) providing for any: (a) acquisition (whether in a single transaction or a series of related transactions) of the Assets or the Business, or (b) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving any Seller, in each case, other than the Asset Sale.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, escheat, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Threshold” has the meaning set forth in Section 6.2(b).

“Total Shares Outstanding” means the number of shares of Buyer Common Stock issued and outstanding as of the date of such calculation, including for the purposes of this Agreement, the Delivered Shares issuable to AMMS pursuant to this Agreement and excluding for the purposes of this Agreement, any securities convertible into or exchangeable for shares of Buyer Common Stock or any other rights, warrants or options to acquire any of the foregoing securities.

“Transfer Taxes” shall have the meaning given in Section 1.8(a).

“Trademark License Agreement” means the trademark license agreement, dated as of the Closing Date, substantially in the form attached hereto as Exhibit E.

“Transition Period” has the meaning set forth in Section 4.10.

“Transition Team” has the meaning set forth in Section 4.10.

“VAT” means value added taxes.

* * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written:

                                ALCATEL MICRO MACHINING SYSTEMS, a French corporation

                                By     /s/ Gilbert Bellini
                                Name: Gilbert Bellini
                                Title:  President

                                ALCATEL LUCENT, a French corporation

                                By:     /s/ Hubert de Pesquidoux
                                Name:  Hubert de Pesquidoux
                                Title: Chief Financial Officer

                                TEGAL CORPORATION, a Delaware corporation

                                By:     /s/  Thomas R. Mika
                                Name:  Thomas R. Mika
                                Title:    President and Chief Executive Officer

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

Schedules

Seller Disclosure Schedule

Allocation Schedule

Schedule 9.2(a) (AMMS Products)

Schedule 9.2(b) (Installed Base AMMS Customers)

Exhibits

A	Form of Bill of Sale

B	Budget for Extended Transition Period

C	Budget for Applications and/or Process Development Activities

D	Inventory of Subassemblies and Systems

E	Trademark License Agreement

F	Intellectual Property Agreement

G	Preferred Supplier Agreement

H	Customer Services and Final Test Services Schedule